SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 22, 2003

SCHLUMBERGER N.V.

(SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	1-4601	52-0684746
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

153 East 53rd Street, 57th Floor
New York, New York	10022-4624

42, rue Saint-Dominique
Paris, France	75007

Parkstraat 83,
The Hague,
The Netherlands	2514 JG
(Address of principal executive offices)	(Zip or Postal Codes)

Registrant’s telephone number in the United States, including area code: (212) 350-9400

Item 5.    Other Events.

On September 22, 2003, Schlumberger Limited (the “Company”) announced the signing of a binding agreement with Atos Origin (“Atos”) for the sale of the majority of SchlumbergerSema businesses. The consideration for the transaction will consist of €400 million in cash and 19.3 million shares of capital stock of Atos, which represent approximately 29% of the common shares outstanding of Atos. The Company intends to reduce its ownership of Atos to 19% through the sale of Atos stock after the closing. The closing of the transaction, which is expected to occur in January 2004, is subject to Atos shareholder approval, customary regulatory approvals, the employee information and consultation process and other conditions.

The Company also announced the following charges to be taken in the third quarter:

•	As previously announced, the Company will record the second and final after-tax charge of $86 million, which includes premium, issuing and tender costs related to extinguishment of European debt.

•	In the light of current and expected future business conditions in the seismic sector, the Company has undertaken and completed an impairment review of the WesternGeco multiclient library. As a result, WesternGeco will record a pre-tax charge of $398 million. The Company will recognize an after-tax and minority interest charge of $205 million in the third quarter. Approximately 70% of the charge relates to North American surveys.

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits

99.1	Press Release dated September 22, 2003.

99.2	Question and Answer document on the September 22, 2003 Press Release.

Item 9.    Regulation FD

The press release and related question and answer document attached hereto as Exhibits 99.1 and 99.2, respectively, are incorporated in this Item 9 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

Date: September 22, 2003	By:	/s/ Frank A. Sorgie Frank A. Sorgie Chief Accounting Officer